ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-155535 Dated November 19, 2010

JPMorgan Chase & Co. Yield Optimization Notes with Contingent Protection
Linked to the common stock of Nabors Industries Ltd. due on or about May 31, 2011
Linked to the common stock of Macy’s, Inc. due on or about May 31, 2011

Investment Description

Yield Optimization Notes with Contingent Protection are unsecured and unsubordinated Notes issued by JPMorgan Chase & Co. (the “Issuer”) (each a “Note” and collectively, the “Notes”) linked to the performance of the common stock of a specific company (the “Underlying Stock”). The Notes pay enhanced coupons and provide either a return of principal or shares of the applicable Underlying Stock at maturity. The enhanced coupons are designed to compensate you for the risk that you may receive a share of the applicable Underlying Stock at maturity for each Note held that is worth less than your principal. At maturity, you will receive one share of the applicable Underlying Stock (subject to adjustments, in the case of certain corporate events described in the accompanying product supplement no. UBS-8-A-I under “General Terms of Notes — Anti-Dilution Adjustments,” in the sole discretion of the calculation agent) for each of your Notes if the closing price of the applicable Underlying Stock on the Final Valuation Date (the “Final Price”) is below the specified Trigger Price. Otherwise, you will receive your principal in cash. We will make coupon payments during the term of the Notes regardless of the performance of the applicable Underlying Stock. Investing in the Notes involves significant risks. You may lose some or all of your principal. The contingent protection feature applies only if you hold the Notes until maturity. Any payment on the Notes, including any contingent protection, is subject to the creditworthiness of the Issuer.

Features

❑	Income—Regardless of the performance of the applicable Underlying Stock, we will pay you coupons designed to compensate you for the fact that you could lose some or all of your principal.

❑	Tactical Investment Opportunity—If you believe the applicable Underlying Stock will trend sideways over the term of the Notes — moving neither positively by more than the coupon paid on the Notes, nor negatively by more than the amount of the contingent protection — the Notes may provide improved performance compared to a direct investment in the applicable Underlying Stock.

❑	Contingent Protection Feature—If you hold the Notes to maturity and the applicable Underlying Stock does not close below the Trigger Price on the Final Valuation Date, you will receive your initial investment back, subject to the creditworthiness of JPMorgan Chase & Co., and you will not participate in any appreciation of the applicable Underlying Stock. If you hold the Notes to maturity and the applicable Underlying Stock closes below the Trigger Price on the Final Valuation Date, you will receive one share for each of your Notes (subject to adjustments in the case of certain corporate events) of the applicable Underlying Stock, which will be worth less than your initial investment and may have no value at all.

Key Dates

Trade Date[1]	November 24, 2010
Settlement Date[1]	November 30, 2010
Final Valuation Date[2]	May 24, 2011
Maturity Date[2]	May 31, 2011

[1]	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Notes remains the same.

[2]	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. UBS-8-A-I

Note Offering

This free writing prospectus relates to two (2) separate Note offerings. Each issuance of offered Notes is linked to one, and only one, Underlying Stock. You may participate in either of the two (2) Note offerings or, at your election, in both of the offerings. This free writing prospectus does not, however, allow you to purchase a Note linked to a basket of both of the Underlying Stocks described below. The Notes will be issued in minimum denominations equal to the Principal Amount and multiples thereof. Each of the two Note offerings is linked to the common stock of a different company, and each of the two Note offerings has a different Coupon per Annum, Initial Price and Trigger Price. The indicative Coupon per Annum and Trigger Price for each Note offering are listed below. The actual Coupon per Annum, Initial Price and Trigger Price for each Note offering will be set on the Trade Date. The performance of each Note offering will not depend on the performance of the other Note offering.

Underlying Stock	Coupon per Annum*	Initial Price	Trigger Price**	CUSIP	ISIN

Common Stock of Nabors Industries Ltd.	8.25%-10.75% (equivalent to
	4.125%-5.375% over the term of the Notes)		75% of Initial Price	46634X674	US46634X6748

Common Stock of Macy’s, Inc.	9.00%-11.75% (equivalent to
	4.50%-5.875% over the term of the Notes)		75% of Initial Price	46634X666	US46634X6664

* Paid monthly in arrears in 6 equal installments
** The Trigger Price for each Underlying Stock may be rounded up to the nearest cent.

See “Additional Information about JPMorgan Chase & Co. and the Notes” in this free writing prospectus. Each Note we are offering will have the terms specified in the prospectus dated November 21, 2008, the prospectus supplement dated November 21, 2008, product supplement no. UBS-8-A-I dated April 3, 2009 and this free writing prospectus. See “Key Risks” in this free writing prospectus and “Risk Factors” in the accompanying product supplement no. UBS-8-A-I for risks related to investing in the Notes. The terms of the Notes as set forth in this free writing prospectus, to the extent they differ or conflict with those set forth in product supplement no. UBS-8-A-I, will supersede the terms set forth in product supplement no. UBS-8-A-I. In particular, please refer to “Additional Terms Specific to the Notes” in this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product supplement no. UBS-8-A-I. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note

Nabors Industries Ltd.		100%		1.00%		99.00%

Macy’s, Inc.		100%		1.00%		99.00%

(1)	The price to the public includes the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on page PS-17 of the accompanying product supplement no. UBS-8-A-I and “Supplemental Underwriting Information (Conflicts of Interest)” in this free writing prospectus.

(2)	UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the Trade Date. In no event will the commission received by UBS exceed 1.00% of the principal amount per Note.

The Notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Chase & Co. and the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov and searching company filings for the term “JPMorgan Chase & Co.” Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. UBS-8-A-I and this free writing prospectus if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

This free writing prospectus relates to two (2) separate Note offerings. Each issue of the offered Notes is linked to one, and only one, Underlying Stock. The purchaser of a Note will acquire a security linked to a single Underlying Stock (not to a basket or index that includes the other Underlying Stock). You may participate in either of the two (2) Note offerings or, at your election, in both of the offerings. We reserve the right to withdraw, cancel or modify either offering and to reject orders in whole or in part. While each Note offering relates only to a single Underlying Stock identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to that Underlying Stock (or any other Underlying Stock) or as to the suitability of an investment in the Notes.

You should read this free writing prospectus together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008, relating to our Series E medium-term Notes of which these Notes are a part, and the more detailed information contained in product supplement no. UBS-8-A-I dated April 3, 2009. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. UBS-8-A-I, as the Notes involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

®	Product supplement no. UBS-8-A-I dated April 3, 2009: http://www.sec.gov/Archives/edgar/data/19617/000119312509071826/d424b21.pdf

®	Prospectus supplement dated November 21, 2008: http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

®	Prospectus dated November 21, 2008: http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

As used in this free writing prospectus, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Terms Specific to the Notes

For purposes of the Notes offered by this free writing prospectus, notwithstanding anything to the contrary set forth under “General Terms of Notes — Calculation Agent” in the accompanying product supplement no. UBS-8-A-I, all calculations with respect to the Trigger Price may be rounded up to the nearest cent (e.g., $0.761 is $0.77).

Investor Suitability

The Notes may be suitable for you if, among other considerations:

®	You have a moderate to high risk tolerance.

®	You are willing to receive physical delivery of shares of the applicable Underlying Stock at maturity that will likely be worth less than your principal and may have no value at all, meaning you may lose some or all of your principal.

®	You believe the market price of the applicable Underlying Stock is not likely to appreciate by more than the value of the coupons paid on the applicable Notes.

®	You believe the Final Price of the applicable Underlying Stock is not likely to be below the applicable Trigger Price on the Final Valuation Date.

®	You are willing to make an investment that will be exposed to the same downside price risk as an investment in the applicable Underlying Stock.

®	You are willing to make an investment with upside limited to the anticipated applicable Coupon per Annum paid over the 6- month term of the Notes (the actual applicable Coupon per Annum paid over the 6-month term will be determined on the Trade Date).

®	You are willing to accept the risk of fluctuations in the market price of the applicable Underlying Stock.

®	You are willing to invest in the Notes based on the anticipated Coupon per Annum range paid over the 6-month term of the Notes (the actual applicable Coupon per Annum paid over the 6-month term will be determined on the Trade Date).

®	You are willing to hold the Notes to maturity, a term of 6 months, and accept that there may be little or no secondary market for the Notes.

®	You are comfortable with the creditworthiness of JPMorgan Chase & Co., as Issuer of the Notes.

The Notes may not be suitable for you if, among other considerations:

®	You seek an investment that is fully principal protected.

®	You are not willing to receive physical delivery of shares of the applicable Underlying Stock at maturity.

®	You believe the market price of the applicable Underlying Stock is likely to appreciate by more than the value of the coupons paid on the applicable Notes.

®	You believe the Final Price of the applicable Underlying Stock is likely to be below the applicable Trigger Price on the Final Valuation Date.

®	You are not willing to accept the risks of owning equities in general and the applicable Underlying Stock in particular.

®	You seek an investment with unlimited upside.

®	You prefer lower risk and, therefore, accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

®	You are unwilling or unable to hold the Notes to maturity.

®	You seek an investment for which there will be an active secondary market.

®	You are unwilling or unable to assume the credit risk associated with JPMorgan Chase & Co., as Issuer of the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” on page 8 of this free writing prospectus and “Risk Factors” in the accompanying product supplement no. UBS-8-A-I for risks related to an investment in the Notes.

Common Terms for Each Offering of the Notes

Issuer:	JPMorgan Chase & Co.

Underlying Stocks:	Common Stock of Nabors Industries Ltd.
Common Stock of Macy’s, Inc.

Principal Amount per Note:	Equal to the Initial Price (as defined below) of the applicable Underlying Stock

Term:	6 months(1)

Coupon Payment:	Coupons paid in arrears in six equal monthly installments based on the Coupon per Annum for each Underlying Stock, regardless of the performance of the applicable Underlying Stock. The Coupon per Annum is expected to be between 8.25% and 10.75% (equivalent to 4.125%-5.375% over the term of the Notes) for Notes linked to the common stock of Nabors Industries Ltd. and between 9.00% and 11.75% (equivalent to 4.50%-5.875% over the term of the Notes) for Notes linked to the common stock of Macy’s, Inc. The actual Coupons per Annum will be determined on the Trade Date.

1st Installment through 6th Installment(2):	For Notes linked to the common stock of Nabors Industries Ltd.: 0.7917% For Notes linked to the common stock of Macy’s, Inc.: 0.8646%

Trigger Price(3):	For Notes linked to the common stock of Nabors Industries Ltd.: 75.00% of the Initial Price For Notes linked to the common stock of Macy’s, Inc.: 75.00% of the Initial Price

Payment at Maturity (per Note)(3):

If the Final Price of the applicable Underlying Stock is not below the applicable Trigger Price on the Final Valuation Date, at maturity we will pay you an amount in cash equal to your principal amount plus accrued and unpaid interest.

If the Final Price of the applicable Underlying Stock is below the applicable Trigger Price on the Final Valuation Date, at maturity we will deliver to you one share of the applicable Underlying Stock (subject to adjustments) for each Note you own plus accrued and unpaid interest.

Neither Note is fully principal protected. The protection provided on your Notes is contingent and is subject to the credit risk of JPMorgan Chase & Co. The shares of the applicable Underlying Stock you may receive at maturity will likely be worth less than your principal and may have no value at all.

Share Delivery Amount:	One share of the applicable Underlying Stock, subject to adjustments upon the occurrence of certain corporate events affecting the applicable Underlying Stock. See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. UBS-8-A-I.

Initial Price:	The closing price of the applicable Underlying Stock on the Trade Date

Final Price:	The closing price of the applicable Underlying Stock on the Final Valuation Date

(1)	In the event that we make any change to the actual Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed to ensure that the stated term of the Notes remains the same.
(2)	Based on an assumed Coupon per Annum of 9.50% (9.50% / 12 = 0.7916%) for Notes linked to the common stock of Nabors Industries Ltd. and 10.375% (10.375% / 12 = 0.8646%) for Notes linked to the common stock of Macy’s, Inc.; actual rates to be determined on the Trade Date and may be more or less than the assumed Coupons per Annum disclosed above. Coupon payments will be paid on the Coupon Payment Dates listed in the table of Coupon Payment Dates on page 5 of this free writing prospectus.
(3)	Any payment at maturity and Coupon Payments are dependent on the ability of JPMorgan Chase & Co. to satisfy its obligations when they become due. The Trigger Price for each Underlying Stock may be rounded up to the nearest cent.

Determining Payment at Maturity

Coupon Payment Dates

Coupon will be paid in arrears in six equal monthly installments on the coupon payment dates listed below:

December 31, 2010
January 31, 2011
February 28, 2011
March 31, 2011
April 29, 2011
May 31, 2011

Hypothetical Examples

Hypothetical Examples — Note Returns at Maturity

The following examples illustrate the payment at maturity on a hypothetical offering of the Notes linked to a hypothetical Underlying Stock assuming the following*:

Term:	6 months
Hypothetical Initial Price:	$25.00 per share
Hypothetical Trigger Price:	$18.75 (75% of the hypothetical Initial Price)
Hypothetical Principal Amount:	$25.00 per Note (equal to the hypothetical Initial Price)
Hypothetical Dividend yield on the Underlying Stock**:	0.405% during the term of the Notes (0.81% annual dividend yield)
Hypothetical Coupon per Annum***:	10.375% (equivalent to 5.1875% over the term of the Notes, or $0.2161 per monthly period)

*	Actual Coupon per Annum and other terms for each Note to be set on the Trade Date. The actual value of the Coupon Payments you will receive over the term of the Notes, the actual market value of one share of the applicable Underlying Stock or the principal amount, as applicable, you may receive at maturity, and therefore the total return at maturity, and the actual Trigger Price applicable to your Notes may be more or less than the amounts displayed in this hypothetical and the hypothetical scenarios below, and will depend in part on the Initial Price of the applicable Underlying Stock, which will be set on the Trade Date.

**	Hypothetical dividend yield holders of the Underlying Stock might receive over the term of the Notes.

***	Coupon payments will be paid in arrears in monthly installments during the term of the Note on an unadjusted basis. If the actual Coupon per Annum as determined on the Trade Date is less than 10.375% (equivalent to 5.1875% over the term of the Notes), your coupon payments over the term of the Notes will be lower than the hypothetical coupon payments and total returns shown below.

Scenario #1: The Final Price of the applicable Underlying Stock is not below the Trigger Price of $18.75.

Because the Final Price of the Underlying Stock is not below the Trigger Price of $18.75, you will receive at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the Underlying Stock if the price appreciation of the Underlying Stock (plus dividends, if any) is less than 5.1875%.

If the closing price of the Underlying Stock on the Final Valuation Date is $25.00 (no change in the price of the Underlying Stock):

Payment at Maturity:	$25.00
Coupons:	$1.30 ($0.2161 x 6 = $1.30)
Total:	$26.30
Total Return on the Notes:	5.1875%

In this example, the total return on the Notes is 5.1875% while the total return on the Underlying Stock is 0.405% (including dividends).

If the closing price of the Underlying Stock on the Final Valuation Date is $32.50 (an increase of 30%):

Payment at Maturity:	$25.00
Coupons:	$1.30 ($0.2161 x 6 = $1.30)
Total:	$26.30
Total Return on the Notes:	5.1875%

In this example, the total return on the Notes is 5.1875% while the total return on the Underlying Stock is 30.405% (including dividends).

If the closing price of the Underlying Stock on the Final Valuation Date is $21.25 (a decline of 15%):

Payment at Maturity:	$25.00
Coupons:	$1.30 ($0.2161 x 6 = $1.30)
Total:	$26.30
Total Return on the Notes:	5.1875%

In this example, the total return on the Notes is 5.1875% while the total return on the Underlying Stock is a loss of 14.595% (including dividends).

Scenario #2: The Final Price of the Underlying Stock is below the Trigger Price of $18.75.

Because the Final Price of the Underlying Stock is below the Trigger Price of $18.75, you will receive at maturity one share of the Underlying Stock for every Note you hold. The value of shares received at maturity and the total return on the Notes at that time depends on the closing price of the Underlying Stock on the Maturity Date.

If the closing price of the Underlying Stock on the Maturity Date is $10.00 (a decline of 60%):

Value of Shares Received:	$10.00
Coupons:	$1.30 ($0.2161 x 6 = $1.30)
Total:	$11.30
Total Return on the Notes:	-54.8125%

In this example, the total return on the Notes is a loss of 54.8125% while the total return on the Underlying Stock is a loss of 59.595% (including dividends).

If the closing price of the Underlying Stock on the Maturity Date is $13.75 (a decline of 45%):

Value of Shares Received:	$13.75
Coupons:	$1.30 ($0.2161 x 6 = $1.30)
Total:	$15.05
Total Return on the Notes:	-39.8125%

In this example, the total return on the Notes is a loss of 39.8125% while the total return on the Underlying Stock is a loss of 44.595% (including dividends).

The numbers appearing in these hypothetical examples have been rounded for ease of analysis.

Hypothetical Return Table of the Notes at Maturity

The table below is based on the following assumptions*:

Term:	6 months
Hypothetical Initial Price:	$25.00 per share
Hypothetical Trigger Price:	$18.75 (75% of the hypothetical Initial Price)
Hypothetical Principal Amount:	$25.00 per Note (equal to the hypothetical Initial Price)
Hypothetical Dividend yield on the Underlying Stock**:	0.405% during the term of the Notes (0.81% annual dividend yield)
Hypothetical Coupon per Annum***:	10.375% (equivalent to 5.1875% over the term of the Notes, or $0.2161 per monthly period)

*	Actual Coupon per Annum and other terms for each Note to be set on the Trade Date. The actual value of the Coupon Payments you will receive over the term of the Notes, the actual market value of one share of the Underlying Stock or the principal amount, as applicable, you may receive at maturity, and therefore the total return at maturity, and the actual Trigger Price applicable to your Notes may be more or less than the amounts displayed in this hypothetical and the hypothetical table below, and will depend in part on the Initial Price of the Underlying Stock, which will be set on the Trade Date.

**	Hypothetical dividend yield holders of the Underlying Stock might receive over the term of the Notes.

***	Coupon payments will be paid in arrears in monthly installments during the term of the Note on an unadjusted basis. If the actual Coupon per Annum as determined on the Trade Date is less than 10.375% (equivalent to 5.1875% over the term of the Notes), your payment at maturity plus coupon payments and total return on the Notes at maturity will be lower than the hypothetical amounts shown below.

	Underlying Stock		Trigger Event Does Not Occur(1)		Trigger Event Occurs(2)

Final Stock Price(3)	Stock Price Return	Total Return on the Underlying Stock at Maturity(4)	Payment at Maturity + Coupon Payments(5)	Total Return on the Notes at Maturity(6)	Value of Payment at Maturity + Coupon Payments(7)	Total Return on the Notes at Maturity(6)(8)

$37.50	50.00%	50.405%	$26.30	5.1875%	N/A	N/A

$36.25	45.00%	45.405%	$26.30	5.1875%	N/A	N/A

$35.00	40.00%	40.405%	$26.30	5.1875%	N/A	N/A

$33.75	35.00%	35.405%	$26.30	5.1875%	N/A	N/A

$32.50	30.00%	30.405%	$26.30	5.1875%	N/A	N/A

$31.25	25.00%	25.405%	$26.30	5.1875%	N/A	N/A

$30.00	20.00%	20.405%	$26.30	5.1875%	N/A	N/A

$28.75	15.00%	15.405%	$26.30	5.1875%	N/A	N/A

$27.50	10.00%	10.405%	$26.30	5.1875%	N/A	N/A

$26.25	5.00%	5.405%	$26.30	5.1875%	N/A	N/A

$25.00	0.00%	0.405%	$26.30	5.1875%	N/A	N/A

$23.75	-5.00%	-4.595%	$26.30	5.1875%	N/A	N/A

$22.50	-10.00%	-9.595%	$26.30	5.1875%	N/A	N/A

$21.25	-15.00%	-14.595%	$26.30	5.1875%	N/A	N/A

$20.00	-20.00%	-19.595%	$26.30	5.1875%	N/A	N/A

$18.75	-25.00%	-24.595%	$26.30	5.1875%	N/A	N/A

$17.50	-30.00%	-29.595%	N/A	N/A	$18.80	-24.8125%

$16.25	-35.00%	-34.595%	N/A	N/A	$17.55	-29.8125%

$15.00	-40.00%	-39.595%	N/A	N/A	$16.30	-34.8125%

$13.75	-45.00%	-44.595%	N/A	N/A	$15.05	-39.8125%

$12.50	-50.00%	-49.595%	N/A	N/A	$13.80	-44.8125%

$11.25	-55.00%	-54.595%	N/A	N/A	$12.55	-49.8125%

$10.00	-60.00%	-59.595%	N/A	N/A	$11.30	-54.8125%

$8.75	-65.00%	-64.595%	N/A	N/A	$10.05	-59.8125%

$7.50	-70.00%	-69.595%	N/A	N/A	$8.80	-64.8125%

(1)	A trigger event does not occur if the Final Price of the Underlying Stock is not below the Trigger Price.
(2)	A trigger event occurs if the Final Price of the Underlying Stock is below the Trigger Price.
(3)	If the hypothetical Final Price of the Underlying Stock is not below the hypothetical Trigger Price on the Final Valuation Date, the hypothetical Final Stock Price represents the closing price of the Underlying Stock as of the Final Valuation Date. If the hypothetical Final Price of the Underlying Stock is below the hypothetical Trigger Price on the Final Valuation Date, the hypothetical Final Stock Price represents the closing price of the Underlying Stock as of the Final Valuation Date and the Maturity Date. The stock price range is provided for illustrative purposes only. The actual stock price return may be below -70% and you therefore may lose up to 100% of your initial investment.
(4)	The total return on the Underlying Stock at maturity includes a 0.405% cash dividend payment.
(5)	Payment consists of the Principal Amount plus Coupon Payments of 10.375% per annum (equivalent to 5.1875% over the term of the Notes).
(6)	The total return on the Notes at maturity includes Coupon Payments of 10.375% per annum (equivalent to 5.1875% over the term of the Notes).
(7)	The actual value of payment consists of the market value of one share of the Underlying Stock, valued as of the Maturity Date, plus Coupon Payments of 10.375% per annum (equivalent to 5.1875% over the term of the Notes).
(8)	If a Trigger Event occurs, the total return on the Notes at maturity will be positive only in the event that the market price of the Underlying Stock on the Maturity Date is substantially greater than the Final Price of the Underlying Stock on the Final Valuation Date. Such an increase in price is not likely to occur.

The numbers appearing in these hypothetical examples have been rounded for ease of analysis.

What Are the Tax Consequences of the Notes?

You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-8-A-I, bearing in mind that the Notes do not have an Observation Period or Observation Days. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, it is reasonable to treat the Notes as units comprising an Option and a debt component for U.S. federal income tax purposes. We will determine the portion of each Coupon Payment that we will allocate to interest on the debt component and to Premium, respectively, and will provide that allocation in the pricing supplement for the Notes. By purchasing the Notes, you agree to treat the Notes for U.S. federal income tax purposes consistently with our treatment and allocation as described above. If the Notes had priced on November 18, 2010, we would have treated as interest on the debt component and as Premium the following amounts:

Underlying Stock	Coupon per Annum	Interest on Debt Component per Annum	Premium Component per Annum

Nabors Industries Ltd.	9.50% (equivalent to 4.75%	0.34% (equivalent to 0.17%	9.16% (equivalent to 4.58%
	over the term of the Notes)	over the term of the Notes)	over the term of the Notes)

Macy’s, Inc.	10.375% (equivalent to 5.1875%	0.34% (equivalent to 0.17%	10.035% (equivalent to 5.0175%
	over the term of the Notes)	over the term of the Notes)	over the term of the Notes)

The actual Coupon per Annum and allocation that we will determine for the Notes may differ from this hypothetical Coupon per Annum and allocation, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities on the Trade Date. Assuming this characterization is respected, (a) interest on the debt component will be taxed as ordinary income, while the Premium will not be taken into account prior to maturity or sale, and (b) assuming that you are an initial holder of Notes purchasing the Notes at the Initial Price for cash, (i) if at maturity the Notes are settled in cash, you will recognize short-term capital gain in an amount equal to the total Premium received, and (ii) if at maturity you receive the Underlying Stock, you generally will not recognize gain or loss with respect to the Premium or the Underlying Stock received; instead, the total Premium will reduce your basis in the Underlying Stock. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the Notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the Notes are the character of income or loss (including whether the Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements. Purchasers who are not initial purchasers of Notes at the Initial Price should also consult their tax advisers with respect to the tax consequences of an investment in the Notes, including possible alternative characterizations, as well as the allocation of the purchase price of the Notes between the debt component and the Option.

The discussion in the preceding paragraphs, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of Notes.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in applicable Underlying Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. UBS-8-A-I. We also urge you to consult your investment, legal, tax and other advisors before you invest in the Notes.

Risks Relating to the Notes Generally

®	Your Investment in the Notes May Result in a Loss — The Notes do not guarantee any return of principal. The payment at maturity will be based on whether the Final Price of the applicable Underlying Stock is less than the applicable Trigger Price. If the Final Price of the Underlying Stock is less than the Trigger Price on the Final Valuation Date, you will receive at maturity for each Note one share of the applicable Underlying Stock. The market value of one share of the Underlying Stock you may receive at maturity is expected to be less than the principal amount of your Notes and may be zero. Accordingly, you could lose up to the entire principal amount of your Notes.

®	Credit Risk of JPMorgan Chase & Co. — The Notes are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Notes are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any element of protection provided at maturity, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any element of protection or any other amounts owed to you under the terms of the Notes.

®	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We and/or our affiliates may also currently or from time to time engage in business with the issuer of the applicable Underlying Stock, including extending loans to, or making equity investments in, the issuer of the applicable Underlying Stock or providing advisory services to the issuer of the applicable Underlying Stock. As a prospective purchaser of the Notes, you should undertake an independent investigation of the issuer of the applicable Underlying Stock as in your judgment is appropriate to make an informed decision with respect to an investment in the Notes.

®	Single Stock Risk — The price of the applicable Underlying Stock can rise or fall sharply due to factors specific to that applicable Underlying Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

®	Certain Built-In Costs Are Likely to Affect Adversely the Value of the Notes Prior to Maturity — While the payment at maturity, if any, described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes UBS’s commission and the estimated cost of hedging our obligations under the Notes. As a result, and as a general matter, the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the Maturity Date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from UBS’s commission and our hedging costs, including those set forth under “Many Economic and Market Factors Will Influence the Value of the Notes” below. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

®	Contingent Protection Applies Only If You Hold the Notes to Maturity — We will pay you your principal back at maturity only if the Final Price of the applicable Underlying Stock is not below the applicable Trigger Price on the Final Valuation Date and the Notes are held to maturity. If the Final Price of the applicable Underlying Stock is below the applicable Trigger Price on the Final Valuation Date, the contingent protection feature will be eliminated and you will be fully exposed at maturity to any decline in the market price of the applicable Underlying Stock. Greater expected volatility with respect to a Note’s applicable Underlying Stock indicates a greater likelihood as of the Trade Date that a stock could close below its Trigger Price on the Final Valuation Date of the Note. A stock’s volatility, however, can change significantly over the term of the Notes. The price of the applicable Underlying Stock for your Note could fall sharply, which could result in a significant loss of principal. If you sell your Notes prior to maturity in the secondary market, you may have to sell them for a loss and your initial investment will not be protected.

®	Risk of Loss of Contingent Protection on the Final Valuation Date — If the closing price of the applicable Underlying Stock on the Final Valuation Date (i.e., the Final Price) is less than the applicable Trigger Price, you will be fully exposed to any depreciation in the applicable Underlying Stock. Because the Final Price will be determined based on the closing price on a single trading day near the end of the term of the Notes, the price of the applicable Underlying Stock at the Maturity Date or at other times during the term of the Notes could be at a level above the applicable Trigger Price. This difference could be particularly large if there is a significant decrease in the price of the applicable Underlying Stock during the later portion of the term of the Notes or if there is significant volatility in the price of the applicable Underlying Stock during the term of the Notes, especially on dates near the Final Valuation Date.

®	Your Return on the Notes Is Limited to the Principal Amount Plus Accrued Interest, Regardless of any Appreciation in the Value of the Underlying Stock, Except in Limited Circumstances — Unless the applicable Final Price is less than the applicable Trigger Price, for each Note, you will receive the principal amount at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the applicable Underlying Stock, which may be significant. Your return on the Notes will not exceed the aggregate amount of the coupons payable over the term of the Notes unless (a) the Final Share Price of the applicable Underlying Stock is less than the applicable Trigger Price and (b) the closing price of the applicable Underlying Stock at maturity plus the Coupon Payments is greater than the applicable Initial Price. This kind of appreciation is not likely to occur in such a short time frame. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the applicable Underlying Stock during the term of the Notes.

®	No Ownership Rights in the Underlying Stock — As a holder of the Notes, you will not have any ownership interest or rights in the applicable Underlying Stock, such as voting rights or dividend payments. In addition, the issuer of the applicable Underlying Stock will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the applicable Underlying Stock and the Notes.

®	No Affiliation with the Underlying Stock Issuer — We are not affiliated with the issuer of the applicable Underlying Stock. We assume no responsibility for the adequacy of the information about the applicable Underlying Stock issuer contained in this free writing prospectus or in product supplement no. UBS-8-A-I. You should make your own investigation into the applicable Underlying Stock and its issuer. We are not responsible for the applicable Underlying Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

®	Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.

®	Anti-Dilution Protection Is Limited and May Be Discretionary — Although the calculation agent will adjust the amount payable at maturity by adjusting the number of shares of the applicable Underlying Stock that may be delivered for certain corporate events (such as stock splits and stock dividends) affecting the applicable Underlying Stock, the calculation agent is not required to make an adjustment for every corporate event that can affect the applicable Underlying Stock. If an event occurs that does not require the calculation agent to adjust the number of shares of the applicable Underlying Stock that may be delivered at maturity, the market value of your Notes and the payment at maturity may be materially and adversely affected. You should also be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from what is described in the accompanying product supplement as it deems necessary to ensure an equitable result. Subject to the foregoing, the calculation agent is under no obligation to consider your interests as a holder of the Notes in making these determinations.

®	Hedging and Trading in the Underlying Stock — While the Notes are outstanding, we or any of our affiliates may carry out hedging activities related to the Notes, including in the applicable Underlying Stock or instruments related to the applicable Underlying Stock. We or our affiliates may also trade in the applicable Underlying Stock or instruments related to the applicable Underlying Stock from time to time. Any of these hedging or trading activities as of the Trade Date and during the term of the Notes could adversely affect our payment to you at maturity.

®	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations (for example, with respect to the issuer of the applicable Underlying Stock) that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the applicable Underlying Stock and could affect the value of the applicable Underlying Stock, and therefore the market value of the Notes.

®	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.

®	Potential JPMorgan Chase & Co. Impact on Price — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the applicable Underlying Stock or in futures, options or other derivative products on the applicable Underlying Stock may adversely affect the market value of the applicable Underlying Stock and, therefore, the market value of the Notes.

®	Many Economic and Market Factors Will Influence the Value of the Notes — In addition to the value of the applicable Underlying Stock and interest rates on any trading day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. UBS-8-A-I.

®	Risks Associated with Non-U.S. Securities: — An investment in the Notes linked to the value of non-U.S. equity securities, such as the common stock of Nabors Industries Ltd. (“Nabors”), which is issued by a Bermudan issuer, involves risks associated with the home country of the issuer of non-U.S. equity securities. Non-U.S. companies, such as those in Bermuda, are generally subject to accounting, auditing and financial reporting standards and requirements, and securities trading rules different from those applicable to U.S. reporting companies. The prices of non-U.S. equity securities may be affected by political, economic, financial and social factors in the home country of the issuer of the non-U.S. equity securities, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economy of such country may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such country may be subjected to different and, in some cases, more adverse economic environments.

The Underlying Stocks

Included on the following pages is a brief description of the issuers of the Underlying Stocks. This information has been obtained from publicly available sources and is provided for informational purposes only. Set forth below is a table that provides the quarterly high and low closing prices for each Underlying Stock. The information given below is for the four calendar quarters in each of 2005, 2006, 2007, 2008 and 2009 (the four calendar quarters in each of 2006, 2007, 2008 and 2009 only for Nabors Industries Ltd.) and the first, second and third calendar quarters of 2010. Partial data is provided for the fourth calendar quarter of 2010, and for Nabors Industries Ltd., the fourth calendar quarter of 2005. Nabors Industries Ltd.’s common stock commenced trading on the New York Stock Exchange on November 3, 2005. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the applicable Underlying Stock as an indication of future performance.

Each of the Underlying Stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of each Underlying Stock with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of each Underlying Stock under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. We do not make any representation that these publicly available documents are accurate or complete.

Nabors Industries Ltd.

According to its publicly available filings with the SEC, Nabors Industries Ltd., which we refer to as Nabors, a Bermudan company, is a land drilling contractor. The common stock of Nabors, par value $0.001 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Nabors in the accompanying product supplement no. UBS-8-A-I. Nabors’ SEC file number is 001-32657.

Historical Information Regarding the Common Stock of Nabors

The following table sets forth the quarterly high and low closing prices for the common stock of Nabors, based on daily closing prices on the primary exchange for Nabors, as reported by Bloomberg. The closing price of the common stock of Nabors on November 18, 2010 was $22.27. The actual Initial Price will be the closing price of the common stock of Nabors on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Since its inception, the price of the common stock of Nabors has experienced significant fluctuations. The historical performance of the common stock of Nabors should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Nabors during the term of the Notes. We cannot give you assurance that the performance of the common stock of Nabors will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Nabors will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Nabors.

Quarter Begin		Quarter End		Quarterly High	Quarterly Low	Close

11/3/2005	*	12/30/2005		$39.44	$32.34	$37.88

1/3/2006		3/31/2006		$41.16	$31.92	$35.79

4/3/2006		6/30/2006		$40.02	$30.04	$33.79

7/3/2006		9/29/2006		$35.41	$28.92	$29.75

10/2/2006		12/29/2006		$34.57	$27.69	$29.78

1/3/2007		3/30/2007		$31.55	$28.05	$29.67

4/2/2007		6/29/2007		$36.08	$29.89	$33.38

7/2/2007		9/28/2007		$33.35	$27.81	$30.77

10/1/2007		12/31/2007		$31.13	$26.42	$27.39

1/2/2008		3/31/2008		$33.77	$25.12	$33.77

4/1/2008		6/30/2008		$49.77	$33.95	$49.23

7/1/2008		9/30/2008		$49.15	$23.26	$24.92

10/1/2008		12/31/2008		$24.00	$10.22	$11.97

1/2/2009		3/31/2009		$13.32	$8.50	$9.99

4/1/2009		6/30/2009		$19.50	$10.25	$15.58

7/1/2009		9/30/2009		$21.41	$14.09	$20.90

10/1/2009		12/31/2009		$23.46	$19.29	$21.89

1/4/2010		3/31/2010		$26.87	$18.76	$19.63

4/1/2010		6/30/2010		$22.61	$17.08	$17.62

7/1/2010		9/30/2010		$18.99	$15.64	$18.06

10/1/2010		11/18/2010	**	$22.37	$17.59	$22.27

*	The common stock of Nabors commenced trading on November 3, 2005. Accordingly, the “Quarterly High”, “Quarterly Low” and “Close” data indicated for the fourth calendar quarter of 2005 are for the shortened period from November 3, 2005 through December 30, 2005.

**	As of the date of this free writing prospectus available information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through November 18, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

The graph below illustrates the daily performance of Nabors’ common stock from November 3, 2005 through November 18, 2010, based on information from Bloomberg without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The dotted line represents a hypothetical Trigger Price, equal to 75% of the closing price on November 18, 2010. The actual Trigger Price will be based on the closing price of Nabors’s common stock on the Trade Date.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Macy’s, Inc.

According to its publicly available filings with the SEC, Macy’s, Inc., which we refer to as Macy’s, is a department store operator. The common stock of Macy’s, par value $0.01, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Macy’s in the accompanying product supplement no. UBS-8-A-I. Macy’s’ SEC file number is 001-13536.

Historical Information Regarding the Common Stock of Macy’s

The following table sets forth the quarterly high and low closing prices for the common stock of Macy’s, based on daily closing prices on the primary exchange for Macy’s, as reported by Bloomberg. The closing price of the common stock of Macy’s on November 18, 2010 was $24.73. The actual Initial Price will be the closing price of the common stock of Macy’s on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Since its inception, the price of the common stock of Macy’s has experienced significant fluctuations. The historical performance of the common stock of Macy’s should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Macy’s during the term of the Notes. We cannot give you assurance that the performance of the common stock of Macy’s will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Macy’s will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Macy’s.

Quarter Begin		Quarter End		Quarterly High	Quarterly Low	Close

1/3/2005		3/31/2005		$32.23	$27.30	$31.82

4/1/2005		6/30/2005		$37.25	$28.75	$36.64

7/1/2005		9/30/2005		$38.65	$31.80	$33.44

10/3/2005		12/30/2005		$34.79	$29.01	$33.17

1/3/2006		3/31/2006		$37.37	$33.32	$36.50

4/3/2006		6/30/2006		$39.51	$33.97	$36.60

7/3/2006		9/29/2006		$43.35	$33.25	$43.21

10/2/2006		12/29/2006		$44.95	$37.76	$38.13

1/3/2007		3/30/2007		$46.51	$36.89	$45.05

4/2/2007		6/29/2007		$46.31	$38.16	$39.78

7/2/2007		9/28/2007		$43.09	$28.83	$32.32

10/1/2007		12/31/2007		$35.10	$25.04	$25.87

1/2/2008		3/31/2008		$28.00	$21.31	$23.06

4/1/2008		6/30/2008		$26.30	$19.40	$19.42

7/1/2008		9/30/2008		$22.38	$15.58	$17.98

10/1/2008		12/31/2008		$17.31	$5.68	$10.35

1/2/2009		3/31/2009		$11.69	$6.58	$8.90

4/1/2009		6/30/2009		$14.76	$9.03	$11.76

7/1/2009		9/30/2009		$18.77	$10.61	$18.29

10/1/2009		12/31/2009		$20.72	$15.81	$16.76

1/4/2010		3/31/2010		$22.12	$15.53	$21.77

4/1/2010		6/30/2010		$24.85	$17.77	$17.90

7/1/2010		9/30/2010		$23.17	$17.17	$23.09

10/1/2010	*	11/18/2010	*	$25.57	$22.18	$24.73

*	As of the date of this free writing prospectus available information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through November 18, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

The graph below illustrates the daily performance of Macy’s’ common stock from January 3, 2000 through November 18, 2010, based on information from Bloomberg without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The dotted line represents a hypothetical Trigger Price, equal to 75% of the closing price on November 18, 2010. The actual Trigger Price will be based on the closing price of Macy’s’ common stock on the Trade Date.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Supplemental Underwriting Information (Conflicts of Interest)

We own, directly or indirectly, all of the outstanding equity securities of JPMS. The net proceeds received from the sale of the Notes will be used, in part, by JPMS or one of its affiliates in connection with hedging our obligation under the Notes.

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Notes that it purchases from us to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and containing the final pricing terms of the Notes.

Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds” beginning on page PS-17 of the accompanying product supplement no. UBS-8-A-I.

The total aggregate principal amount of Notes being offered by this free writing prospectus may not be purchased by investors in the offering. Under these circumstances, JPMS will retain the unsold portion of the offering and has agreed to hold such Notes for investment for a period of at least 30 days. The unsold portion of Notes will not exceed 15% of the aggregate principal amount of Notes. See “Underwriting” beginning on page PS-40 of the accompanying product supplement no. UBS-8-A-I for additional information.